UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2008 (December 10, 2008)

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Third Amended and Restated Loan Agreement

On December 10, 2008, the Mohegan Tribal Gaming Authority (the “Authority”) entered into an amendment to the terms of its bank credit facility pursuant to a Third Amended and Restated Loan Agreement (the “Amended Bank Credit Facility”) by and among the Authority, the Mohegan Tribe of Indians of Connecticut, the lenders named therein and Bank of America, N.A., as Administrative Agent, in connection with the suspension of the Authority’s Project Horizon expansion. Among other things, the Amended Bank Credit Facility reduced the overall size of the credit facility from $1.0 billion to $850.0 million, with the $150.0 million reduction being applied to reduce the existing $300.0 million term loans via incremental funding under the revolver, and reduced the increase option from $250.0 million to $150.0 million. The term loans under the Amended Bank Credit Facility amortize at the rate of $750,000 per quarter until June 30, 2010. In the event the term loans have not been paid in full prior to June 30, 2010, the amortization rate under the Amended Bank Credit Facility increases to $30.0 million per quarter thereafter, with an automatic and permanent reduction of the revolver by such amount after payment in full of the term loans. The maturity date of the Amended Bank Credit Facility is March 9, 2012, upon which date the remaining balances outstanding on the term loans and any revolving loans are payable.

The Amended Bank Credit Facility will be used to refinance outstanding balances on the Authority’s bank credit facility and for working capital and other business purposes of the Authority. Pursuant to the amendment, the proceeds of the Amended Bank Credit Facility may also be used to repay the Authority’s 6  3/8% $330.0 million senior subordinated notes at maturity on July 15, 2009. Permitted capital expenditures for Project Horizon have been reduced under the Amended Bank Credit Facility from $950.0 million to $350.0 million, and certain investments and other capital expenditures have additionally been limited.

The Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants have been modified under the Amended Bank Credit Facility to conform with the current construction plans for Project Horizon and recent operating trends. The amendment also modified the interest rate margins and fee rates under the bank credit facility. Pursuant to the Amended Bank Credit Facility, the applicable spread for base rate advances is between 2.250% and 3.250% in the event any term loans remain outstanding, and between 0.750% and 2.250% after the term loans have been repaid in full; the applicable spread for Eurodollar rate advances is between 3.500% and 4.500% if any term loans remain outstanding, and between 2.000% and 3.500% after payment of the term loans in full. The applicable spread for commitment fees is 0.500% in the event any term loans remain outstanding and between 0.200% and 0.500% after the term loans have been repaid in full. The base rate is the higher of Bank of America’s announced prime rate, the LIBOR rate for one-month contracts plus 1.250% or the federal funds rate plus 0.50%. Interest on Eurodollar loans is payable at the end of each applicable interest period or quarterly in arrears, if earlier. Interest on base rate advances is payable quarterly in arrears.

The foregoing description of the Amended Bank Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Bank Credit Facility, which is attached hereto as exhibit 10.1 and incorporated herein by reference. A copy of the Authority’s press release, dated December 12, 2008, relating to the Amended Bank Credit Facility is attached hereto as exhibit 99.1.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this report:

10.1	Third Amended and Restated Loan Agreement, dated as of December 10, 2008, by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Lenders named therein and Bank of America, N.A., as Administrative Agent.

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated December 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: December 15, 2008	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman, Management Board

Exhibit Index

Exhibit No.	Description
10.1	Third Amended and Restated Loan Agreement, dated as of December 10, 2008, by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Lenders named therein and Bank of America, N.A., as Administrative Agent.

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated December 12, 2008.